                                  SCHEDULE 14A
                                (RULE 14a - 101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


POTASH CORPORATION OF SASKATCHEWAN INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ X ] No fee required
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:$

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

C. E. CHILDERS                                       Potash Corporation of
Chairman & Chief Executive Officer     [ LOGO ]      Saskatchewan Inc.

March 26, 1997





Dear Shareholder:

You are invited to attend the Annual Meeting of shareholders of Potash Corporation of Saskatchewan Inc. which will be held on Thursday, May 8, 1997 at 10:30 a.m. (local time) at the Ramada Hotel, 1st Avenue and 22nd Street, Saskatoon, Saskatchewan, Canada.

Enclosed you will find the Notice of Annual Meeting and Board of Directors Proxy Circular and related information covering the formal business of the meeting.

If you are unable to attend this year's meeting, please carefully consider the enclosed material and then complete and return your proxy in the envelope provided. A prompt response will ensure your vote is counted.


     Sincerely,

     /s/ C. E. CHILDERS
     -------------------
     C. E. Childers



PCS Tower, Suite 500, 122 - 1st Avenue South, Saskatoon, Saskatchewan S7K 7G3

                                     [LOGO]

                    POTASH CORPORATION OF SASKATCHEWAN INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


NOTICE IS HEREBY GIVEN that the Annual Meeting of shareholders of Potash Corporation of Saskatchewan Inc. (the "Corporation"), a Saskatchewan corporation, will be held on Thursday, May 8, 1997 at 10:30 a.m. (local time) at the Ramada Hotel, 1st Avenue and 22nd Street, Saskatoon, Saskatchewan, Canada for the following purposes:

1. to receive the financial statements of the Corporation for the year ended December 31, 1996 and the report of the auditors thereon;

2. to elect directors;

3. to appoint auditors for the Corporation;

4. to transact such other business as may properly come before the meeting or any adjournments thereof.


DATED at Saskatoon, Saskatchewan this 26th day of March, 1997.





     BY ORDER OF THE BOARD OF DIRECTORS


     /s/ JOHN L.M. HAMPTON
     ---------------------
     John L.M. Hampton
     Secretary








Shareholders who are unable to attend in person are requested to date, sign and return, as soon as possible and in the envelope enclosed for that purpose, the enclosed form of proxy.

                                    [ LOGO ]

                    POTASH CORPORATION OF SASKATCHEWAN INC.
                       BOARD OF DIRECTORS PROXY CIRCULAR
                         ANNUAL MEETING OF SHAREHOLDERS

                            SOLICITATION OF PROXIES



THIS PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS (THE "BOARD") OF POTASH CORPORATION OF SASKATCHEWAN INC. (THE "CORPORATION"), A SASKATCHEWAN CORPORATION, AND CONSTITUTES A SOLICITATION BY OR ON BEHALF OF THE MANAGEMENT OF THE CORPORATION UNDER THE BUSINESS CORPORATIONS ACT (SASKATCHEWAN), FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE CORPORATION (THE "MEETING") TO BE HELD ON MAY 8, 1997 AND ANY ADJOURNMENTS THEREOF. All costs of solicitation will be borne by the Corporation. In addition to the mail, proxies may be solicited by telephone or in person by employees of the Corporation who will receive no additional compensation for such services. The Corporation has retained The Proxy Solicitation Company Ltd. to assist in the solicitation of proxies in Canada and Kissel-Blake Inc. to assist in the solicitation of proxies in the United States for total estimated fees of $17,000. In addition, the Corporation will reimburse brokers, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of common shares of the Corporation (the "Shares") held by such persons.

A shareholder who has given a proxy may revoke it at any time before it is exercised by attending the Meeting and voting in person or by replacing it with a duly executed proxy bearing a later date. In addition to revocation in either such manner or in any other manner permitted by law, a shareholder giving a proxy may revoke the proxy by instrument in writing executed by the shareholder or by his attorney authorized in writing and deposited either at the registered and principal executive office of the Corporation, Suite 500, 122 - lst Avenue South, Saskatoon, Saskatchewan, Canada, S7K 7G3, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the chairman of the Meeting on the day of the Meeting or any adjournment thereof.

This proxy circular and the accompanying Notice of Annual Meeting and proxy will first be sent or given to shareholders on or about March 26, 1997.

Except as otherwise stated, the information contained herein is given as of February 28, 1997.

Unless otherwise specified, all dollar amounts are expressed in United States dollars.

                                 VOTING SHARES

There are 53,558,910 common shares of the Corporation outstanding as of March 7, 1997, each Share carrying the right to one vote per Share.

Each shareholder of record at the close of business on March 20, 1997 is entitled to vote at the Meeting the Shares registered in his name on that date except to the extent that he has transferred any of those Shares and the transferee has both established the transferee's ownership of the transferred Shares and demanded, not later than 10 days prior to the Meeting, that the Corporation recognize the transferee as the person entitled to vote the transferred Shares at the Meeting.

The quorum for any meeting of shareholders is one or more persons present and holding or representing by proxy not less than 5% of the total number of outstanding Shares.


            OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information as of February 28, 1997, with respect to the beneficial ownership of Shares held by the executive officers of the Corporation named in the Summary Compensation Table herein and by all directors and executive officers of the Corporation.


                           Name                             Amount and Nature of
                                                            Beneficial Ownership
                                                                 (1)(2)(3)

Charles E. Childers                                                      168,542
William J. Doyle                                                         112,516
Thomas J. Wright                                                          15,000
John Gugulyn                                                              55,747
Barry E. Humphreys                                                        39,054
All directors and executive officers as a group, including
the above-named persons (24 persons)                                     671,144

(1) The number of Shares beneficially owned is reported on the basis of regulations of the Securities and Exchange Commission (the "SEC"), and includes Shares that the individual has the right to acquire at any time within 60 days of February 28, 1997 and Shares directly or indirectly held by the individual or by certain family members over which the individual has sole or shared voting or investment power.

(2) Each of the directors and executive officers of the Corporation owned less than 1% of the Shares issued and outstanding as at February 28, 1997. The directors and executive officers of the Corporation as a group beneficially owned approximately 1.5% of the Shares issued and outstanding as at February 28, 1997.

(3) Includes Shares purchasable within 60 days of February 28, 1997 through the exercise of options granted by the Corporation, as follows: Mr. Childers 167,500 Shares; Mr. Doyle 102,500 Shares; Mr. Wright 15,000 Shares; Mr. Gugulyn 55,500 Shares; Mr. Humphreys 39,000 Shares; and directors and executive officers as a group, including the foregoing, 638,500 Shares.

                             ELECTION OF DIRECTORS

The Articles of the Corporation provide that the Board shall consist of a minimum of 6 directors and a maximum of 20, with the actual number to be determined from time to time by the Board. The Board has determined that at the present time there will be 15 directors.

Proxies solicited hereby will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) who will, subject to the bylaws of the Corporation and applicable corporate law, serve to hold office until the next annual meeting of shareholders or until their successors are elected or appointed in accordance with the bylaws or applicable corporate law. The affirmative vote of a plurality of the Shares present in person or by proxy at the Meeting and voted in respect of the election of directors is required to elect directors.

The following table states the names and ages of all the persons to be nominated for election as directors, all other positions and offices with the Corporation now held by them, their present principal occupation or employment, the period during which present directors of the Corporation have served as directors, and the number of Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by each of them.




Name and Principal                      Director     Number of Shares
Occupation                         Age   Since    Beneficially Owned(11)

Isabel Anderson (1),               57     1989                    15,833
President and Research Director,
AAL InfoServe
(consulting company)

Douglas J. Bourne (4)(6),          73     1990                    13,400
Retired, former Chairman and
Chief Executive Officer, Battle
Mountain Gold Company (gold
mining company)

Charles E. Childers (1)(5),        64     1989                   168,542
Chairman, President and Chief
Executive Officer of the
Corporation

Denis J. Cote (1)(3),              65     1989                    17,185
Retired, former Chairman and
Chief Executive Officer of
The UMA Group Limited
(consulting engineers)

William J. Doyle,                  46     1989                   112,516
President, PCS Sales (marketing
subsidiaries of the Corporation)

Honourable Willard Z. Estey, Q.C.  77     1990                    16,700
(2)(7), Retired, former Justice
of the Supreme Court of Canada

                                       5

Name and Principal                    Director     Number of Shares
Occupation                       Age   Since    Beneficially Owned(11)

Dallas Howe (2),                 52     1991                    14,000
President and Chief Executive
Officer, Advanced Data Systems
Limited and BDM Information
Systems Group of Companies
(international computer
systems suppliers)

James F. Lardner (1),            72     1989                     8,400
Retired, former Vice-President,
Deere & Company (agricultural
equipment manufacturer)

Donald E. Phillips (3)(8),       64     1991                     4,000
Retired, former President and
Chief Executive Officer,
Pitman-Moore, Inc. (animal feed
and health products
producer and marketer)

Paul J. Schoenhals (4),          55     1992                     2,100
President, Petroleum Industry
Training Service

Daryl K. Seaman (3)(9),          74     1989                     9,000
Chairman and President,
Dox Investments Inc. (private
holding company); former
Chairman and Chief Executive
Officer, Bow Valley Industries
Ltd. (oil company)

E. Robert Stromberg, Q.C. (1),   55     1991                     9,646
Partner, Robertson Stromberg
(law firm)

Jack G. Vicq (2),                57     1989                     9,593
Professor of Accounting,
Associate Dean, College of
Commerce, University of
Saskatchewan

Barrie A. Wigmore (3),           55     1989                     9,000
Limited Partner, The Goldman
Sachs Group, L.P. (investment
banking firm)

Paul S. Wise (4)(10),            76     1989                    12,705
Retired, former President
and Chief Executive Officer,
Alliance of American Insurers

Notes:


  1    Member of the Executive Committee.

  2    Member of the Audit Committee.

  3    Member of the Compensation Committee.

  4    Member of the Environmental Affairs Committee.

  5    Charles E. Childers is also a director of Battle Mountain Gold Company.

  6    Douglas J. Bourne is also a director of Battle Mountain Gold Company.

  7 Willard Z. Estey is also a director of ACC Corp., CanWest Global Communications Corp. and Fundy Cable Ltd.

  8 Donald E. Phillips is also a director of Synbiotics Inc. and Great Lakes REIT Inc.

  9    Daryl K. Seaman is also a director of Abacan Resource Corporation.

 10 Paul S. Wise is also a director of TMK/United Funds, Inc., United Funds and Waddell & Reed Funds, Inc.

 11 Includes Shares purchasable within 60 days of February 28, 1997 through the exercise of options granted by the Corporation, as follows: Isabel Anderson 13,000 Shares; Douglas J. Bourne 13,000 Shares; Charles E. Childers 167,500 Shares; Denis J. Cote 13,000 Shares; William J. Doyle 102,500 Shares; Willard Z. Estey 13,000 Shares; Dallas Howe 13,000 Shares; James F. Lardner 8,000 Shares; Donald E. Phillips 3,000 Shares; Paul J. Schoenhals 2,000 Shares; Daryl K. Seaman 8,000 Shares; E. Robert Stromberg 8,000 Shares; Jack G. Vicq 9,000 Shares; Barrie A. Wigmore 8,000 Shares; and Paul S. Wise 10,500 Shares.

William J. Doyle is Chairman of Canpotex Limited, a potash export, sales and marketing company owned in equal shares by the three potash producers in Saskatchewan. In 1996, the Corporation's sales to Canpotex Limited amounted to $184,025,000.

All of the above directors have had the principal occupation indicated for the previous five years except as follows: Ms. Anderson served from 1968 to 1993 as a professor of economics, University of Saskatchewan; Mr. Cote served from 1991 to 1992 as Senior Consultant, UMA Group (consulting engineers), and from January 1993 to September 1993 as President and Chief Executive Officer of Reclamation Management Ltd. (environmental services contracting company); Mr. Estey was Counsel to McCarthy Tetrault (law firm) from 1988 to 1996; Mr. Stromberg was Counsel to Robertson Stromberg from June 1993 to November 1994; Mr. Vicq was a professor of accounting and taxation, College of Commerce, University of Saskatchewan prior to assuming the position of professor of accounting and associate dean of the College in 1993; and Mr. Doyle was President of Potash Corporation of Saskatchewan Sales Limited (and located in Chicago, Illinois) prior to 1995 and Executive Vice President, Potash and Sales, of the Corporation prior to March 1997.

The law firm of Robertson Stromberg has provided and continues to provide legal services to the Corporation. E. Robert Stromberg is a partner of Robertson Stromberg.

During 1996, there were 8 meetings of the Board of Directors and the number of meetings held by committees of the Board of Directors were: (i) Executive Committee - 9; (ii) Audit Committee - 7; (iii) Compensation Committee - 4; and
(iv) Environmental Affairs Committee - 2. Each of the Corporation's directors attended at least 75% of the total of the meetings of the committees on which the director served and the meetings of the Board.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation in respect of the individuals who were, as at December 31, 1996, the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation (the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE (1)





                                                                                         Long-Term Compensation
                                                   Annual Compensation                   Awards         Payouts
                                                                        Other
                                                                        Annual         Securities                    All Other
Name and                                                               Compensa-       Underlying       LTIP         Compensa-
Principal                                                               tion            Options        Payouts        tion
Position                    Year         Salary           Bonus                       Granted (5)
                                            $             $ (4)            $               #              $              $
Charles E. Childers          1996       1,000,000        1,000,000          (2)          80,000        1,274,431      11,000(6)
Chairman,                    1995         900,000          900,000        246,541        60,000          452,694      10,617(6)
President and                1994         410,040          568,709         62,729        50,000          103,579       9,419(6)
Chief Executive
Officer

William J. Doyle,            1996         356,500          500,000            (3)        40,000          770,715       7,857(7)
Executive Vice               1995         330,000          276,000              -        40,000          164,189      14,603(7)
President, Potash            1994         295,000          250,000              -        30,000           78,273      11,343(7)
and Sales

Thomas J. Wright,            1996         418,200          300,000              -        35,000          303,056       8,437(8)
Executive Vice               1995         297,250          238,000              -        30,000           51,368       6,318(8)
President, PCS
Phosphate Company,
Inc. (11)(12)

John Gugulyn,                1996         164,515          144,480              -        20,000          336,970       6,300(9)
Senior Vice                  1995         150,808          143,323              -        13,000           70,851       6,839(9)
President,                   1994         137,081          120,631              -        13,000           34,526       6,334(9)
Administration

Barry E. Humphreys,          1996         149,559          118,642              -        20,000          336,970       6,175(10)
Senior Vice                  1995         134,811          117,079              -        11,000           70,851       6,719(10)
President, Finance           1994         118,885           99,087              -        11,000           34,526       6,203(10)
& Treasurer

(1) All amounts, which were denominated in Canadian dollars, have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2) Mr. Childers' employment contract provides for reimbursement to him in respect of the differential between Canadian and U.S. income taxes. See "Employment Contracts and Termination of Employment". The amount for 1996 is not presently calculable and will be determined following the filing of Mr. Childers' Canadian and U.S. income tax returns.

(3) Mr. Doyle is entitled to a reimbursement in respect of the differential between Canadian and U.S. income taxes for 1996, the amount of which is not presently calculable and will be determined following the filing of Mr. Doyle's Canadian and U.S. income tax returns.

(4) Reports amounts awarded pursuant to the Corporation's Short-Term Incentive Plan and, where applicable, contractual bonuses. See "Compensation Committee - Short-Term Incentive Compensation".

(5) Options granted pursuant to the Corporation's Stock Option Plan - Officers and Key Employees.

(6) The reported amounts for 1996, 1995 and 1994 consist, respectively, of:

      (i) $4,930, $5,533 and $5,443 which represents the Corporation's contribution to the Corporation's defined contribution pension plan (see "Pension Plans"); and

      (ii) $6,070, $5,084 and $3,976 which represents the value of the benefit for group term life insurance premiums paid by the Corporation.

(7) The reported amounts for 1996, 1995 and 1994 consist, respectively, of:

      (i) $4,926, $11,863 and $9,240 which represents the Corporation's contribution to the Corporation's defined contribution pension plan (see "Pension Plans"); and

      (ii) $2,931, $2,740 and $2,103 which represents the value of the benefit for group term life insurance premiums paid by the Corporation.

(8) The reported amount for 1996 and 1995 consists, respectively, of:

      (i) $7,500 and $5,437 which represents the Corporation's contribution to the Phosphate Savings Plan (see "Pension Plans"); and

      (ii) $937 and $881 which represents the value of the benefit for group term life insurance premiums paid by the Corporation.

(9) The reported amounts for 1996, 1995 and 1994 consist, respectively, of:

      (i) $4,937, $5,603 and $5,326 which represents the Corporation's contribution to the Corporation's defined contribution pension plan (see "Pension Plans"); and

      (ii) $1,363, $1,236 and $1,008 which represents the value of the benefit for group term life insurance premiums paid by the Corporation.

(10) The reported amounts for 1996, 1995 and 1994 consist, respectively, of:

      (i) $4,937, $5,618 and $5,326 which represents the Corporation's contribution to the defined contribution pension plan (see "Pension Plans");

      (ii) $1,238, $1,101 and $877 which represents the value of the benefit for group term life insurance premiums paid by the Corporation.

(11) On April 10, 1995, the Corporation purchased all of the outstanding shares of PCS Phosphate Company, Inc. ("PCS Phosphate" - formerly Texasgulf Inc.).
The compensation reported for Thomas J. Wright for 1995 is for the period from April 10, 1995 to December 31, 1995.

(12) Mr. Wright was, during 1995, a participant in a Deferred Compensation Plan offered to eligible employees of PCS Phosphate pursuant to which a total of $34,666, included above under "Salary", was deferred. See "Employment Contracts and Termination of Employment".

OPTIONS

The following table sets forth the grants of stock options to the Named Executive Officers pursuant to the Corporation's Stock Option Plan - Officers and Key Employees for the year ended December 31, 1996.

                            OPTION GRANTS DURING THE
                      MOST RECENTLY COMPLETED FISCAL YEAR


                                    Individual Grants
                       Number of       % of Total
                      Securities         Options
                      Underlying       Granted to      Exercise or                 Grant Date
                        Options       Employees in     Base Price    Expiration   Present Value
Name                 Granted (1) #     Fiscal Year       $/Share        Date        (2) (3) $

Charles E. Childers     80,000            14.47             71      Nov. 7, 2006    1,933,600
William J. Doyle        40,000             7.23             71      Nov. 7, 2006      966,800
Thomas J. Wright        35,000             6.33             71      Nov. 7, 2006      845,950
John Gugulyn            20,000             3.62         Cdn$94.75   Nov. 7, 2006      482,060
Barry E. Humphreys      20,000             3.62         Cdn$94.75   Nov. 7, 2006      482,060

(1) Options granted on November 7, 1996. Each option is exercisable with respect to one-half of the indicated number on or after November 7, 1997 and with respect to the balance of the indicated number on or after November 7, 1998 (or earlier in the event of a "change of control" of the Corporation as defined in the Corporation's Stock Option Plan - Officers and Key Employees).

(2) The Modified Black-Scholes Option Pricing Model was used to determine the grant date present value of the stock options granted in fiscal 1996 by the Corporation to the Named Executive Officers. Under the Modified Black-Scholes Option Pricing Model, the grant date present value of the stock options referred to in the table was Cdn $32.11 per Share for Mr. Gugulyn and Mr. Humphreys and $24.17 for Mr. Childers, Mr. Doyle and Mr. Wright. The material assumptions and adjustments incorporated in the Modified Black-Scholes Option Pricing Model in estimating the value of options reflected in the above table include the following:

      (i) with respect to options held by Mr. Gugulyn and Mr. Humphreys, an interest rate of 7.42% (representing the interest rate on a Canadian Treasury security with a maturity date corresponding to that of the option term) and with respect to options held by Mr. Childers, Mr. Doyle and Mr. Wright, an interest rate of 6.20% (representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term);

      (ii) with respect to options held by Mr. Gugulyn and Mr. Humphreys, volatility of 32.60% (calculated using daily stock prices on The Toronto Stock Exchange for the one-year period prior to the grant date) and with respect to options held by Mr. Childers, Mr. Doyle and Mr. Wright, volatility of 31.46% (calculated using daily stock prices on the New York Stock Exchange for the one-year period prior to the grant date);

      (iii) with respect to options held by Mr. Gugulyn and Mr. Humphreys, dividends at the rate of Cdn. $1.44 per Share and with respect to Mr. Childers, Mr. Doyle and Mr. Wright, dividends at the rate of $1.06 per Share (representing the annualized dividends paid with respect to a Share at the date of grant); and

      (iv) a reduction of approximately 25% to reflect the probability of forfeiture due to termination prior to vesting, and the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate values of the options will depend on the future market price of the Shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Shares over the exercise price on the date the option is exercised.

(3) Amounts denominated in Canadian dollars are converted to United States dollars at the exchange rate in effect at the date of grant of the options.

The following table sets forth the options exercised during the year ended December 31, 1996 by the Named Executive Officers and the year-end value of unexercised in-the-money options held by such individuals at December 31, 1996.

         AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES



                        Securities       Aggregate       Number of Securities
                         Acquired          Value          Underlying Options            Value of Unexercised in-the-
                       on Exercise       Realized             at FY-End                  Money Options at FY-End (1)
Name                        #                $              #              #                 $               $
----                   -----------      -----------    -----------    ----------        -----------     -----------
                                                                          Not                               Not
                                                       Exercisable    Exercisable       Exercisable     Exercisable

Charles E. Childers      37,500         2,382,841(2)     167,500        110,000          8,716,902       1,435,934
William J. Doyle         22,500         1,287,659(2)     102,500         60,000          5,166,248         770,623
Thomas J. Wright              -                 -         15,000         50,000            153,750         643,750
John Gugulyn                  -                 -         55,500         26,500          3,196,364         384,938
Barry E. Humphreys        5,000           304,524(2)      39,000         25,500          2,133,446         374,407


(1) Values are calculated by determining the amount by which the market value of the Shares underlying the options on December 31, 1996 exceeded the exercise prices of the options and converting Canadian dollar amounts to United States dollars using the December 31, 1996 exchange rate of $1.3697.

(2) Amounts denominated in Canadian dollars are converted to United States dollars using the approximate exchange rate in effect at the date of exercise of the options.


PENSION PLANS

The Potash Corporation of Saskatchewan Inc. Pension Plan (the "PCS Plan") requires all participating employees to contribute 5.5% of their earnings (or such lesser amount as is deductible for Canadian Income Tax purposes) to the PCS Plan and the Corporation to contribute an equal amount. When an individual retires, the full amount of equity in the individual's account is used to purchase a pension.

PCS Sales has a pension plan for U.S. employees organized under Section 401(k) of the U.S. Internal Revenue Code (the "Code") (the "PCS Sales Plan"). The PCS Sales Plan requires PCS Sales to match employee contributions up to 5.5% of the employees' earnings, to the maximum amount allowable under U.S. law. The PCS Plan and the PCS Sales Plan are generally available, as applicable, to all salaried employees of those Corporations and a portion of unionized employees.

The Corporation has a Supplemental Retirement Income Plan (the "Supplemental Plan") which is unfunded and non-contributory and which provides a supplementary pension benefit for the Corporation's officers and certain other key managers. Under the basic terms of the Supplemental Plan a pension benefit is provided in an amount equal to 2% of the participant's average three highest years' earnings multiplied by the participant's years of pensionable service (to a maximum of 35 years), minus any annual retirement benefit payable under the PCS Plan or the PCS Sales Plan. Benefits under the Supplemental Plan are paid in the currency in which the participant's earnings are denominated. For a designated group of senior officers of the Corporation, who include Messrs. Childers, Doyle, Humphreys and Gugulyn, the benefit payable is an amount equal to: (i) 5% of the senior officer's average three highest years' earnings multiplied by the senior officer's years of pensionable service (to a maximum of ten years), plus (ii) 2% of the senior officer's average three highest years of earnings multiplied by the senior officer's years of pensionable service in excess of 25 years to a maximum of 10 additional years, minus (iii) any annual retirement benefit payable under the PCS Plan or the PCS Sales Plan. Benefits payable to employees who have reached the minimum age (55) for retirement pursuant to the Supplemental Plan are secured by letters of credit provided by the Corporation.

PCS Phosphate has a defined benefit pension plan (the "PCS Phosphate Plan") for all eligible U.S. employees. Under the PCS Phosphate Plan, employees are required to contribute 1% of their base salary. PCS Phosphate contributions are required whenever plan assets are not sufficient to meet applicable funding standards. For employees age 60 or older with at least 20 years of service, the PCS Phosphate Plan provides for a retirement benefit of 2% of the employee's average (i.e. the average of the highest sixty consecutive months during the most recent 120 months) compensation multiplied by the employee's years of service (maximum 35 years). Employees who do not meet the minimum age or years of service requirement receive a reduced benefit.

PCS Phosphate also maintains a defined contribution plan under Section 401(k) of the Code (the "Phosphate Savings Plan"). The Phosphate Savings Plan allows eligible employees to contribute up to 15% of their earnings to the plan (subject to IRS limitations). PCS Phosphate matches the first 5% of employee contributions.

The PCS Phosphate benefit plans are available to full-time employees of PCS Phosphate, Moab Salt, Inc. and certain PCS Sales employees transferred from PCS Phosphate. Mr. Wright is a participant in each of the foregoing PCS Phosphate plans and is also a participant in PCS Phosphate's Deferred Compensation Plan (see "Employment Contracts and Termination of Employment").

PCS Phosphate has a Supplemental Benefit Plan (the "Phosphate Supplemental Plan") which is unfunded and non-qualified. The purpose of the Supplemental Benefit Plan is to enable PCS Phosphate to continue to provide the same net benefits to employees whose benefits under the respective plans would otherwise be limited by the Code. Mr. Wright is a participant in this plan but not the Supplemental Plan in which the other Named Executive Officers participate.

The following table shows the estimated annual benefits payable upon retirement to C.E. Childers, W.J. Doyle, J. Gugulyn and B.E. Humphreys pursuant to the Supplemental Plan. Estimated benefits payable pursuant to the Supplemental Plan will be reduced by any benefits payable pursuant to the PCS Plan, or the PCS Sales Plan.

                   SUPPLEMENTAL RETIREMENT INCOME PLAN TABLE


Remuneration                  Years of Service
               15         20            25         30         35
$  125,000   $  62,500   $  62,500  $  62,500  $  75,000  $  87,500
   150,000      75,000      75,000     75,000     90,000    105,000
   175,000      87,500      87,500     87,500    105,000    122,500
   200,000     100,000     100,000    100,000    120,000    140,000
   225,000     112,500     112,500    112,500    135,000    157,500
   250,000     125,000     125,000    125,000    150,000    175,000
   300,000     150,000     150,000    150,000    180,000    210,000
   400,000     200,000     200,000    200,000    240,000    280,000
   450,000     225,000     225,000    225,000    270,000    315,000
   500,000     250,000     250,000    250,000    300,000    350,000
   900,000     450,000     450,000    450,000    540,000    630,000
 1,300,000     650,000     650,000    650,000    780,000    910,000
 1,700,000     850,000     850,000    850,000  1,020,000  1,190,000
 2,100,000   1,050,000   1,050,000  1,050,000  1,260,000  1,470,000
 2,500,000   1,250,000   1,250,000  1,250,000  1,500,000  1,750,000
 2,900,000   1,450,000   1,450,000  1,450,000  1,740,000  2,030,000

For the purposes of the Supplemental Plan, earnings are defined as the executive's annual base pay plus 100% of all bonuses paid or payable, in respect of a particular year, to the executive. The normal retirement age pursuant to the Supplemental Plan is 65, with a reduction in benefits for early retirement prior to age 62. No benefits pursuant to the Supplemental Plan are payable if retirement occurs prior to age 55.

As of December 31, 1996, the three highest year average earnings for the purposes of the Supplemental Plan for each Named Executive Officer participating in the Supplemental Plan were as follows: $2,203,151 for C.E. Childers; $1,006,892 for W.J. Doyle; $434,395 for J. Gugulyn; and $393,470 for B.E. Humphreys.

The estimated credited years of service at normal retirement age of 65 for each of the Named Executive Officers participating in the Supplemental Plan are as follows: 10.5 years for C.E. Childers; 28 years for W.J. Doyle; 13 years for
J. Gugulyn; and 39 years for B.E. Humphreys.

The following table represents an estimate of the combined retirement income of Mr. Wright from the PCS Phosphate Plan and Phosphate Supplemental Plan at the levels of average base salary and the years of service shown.

                               PENSION PLAN TABLE



Remuneration                  Years of Service
                15               20          25         30         35

$125,000     $  37,500        $  50,000  $  62,500  $  75,000   $ 87,500
 150,000        45,000           60,000     75,000     90,000    105,000
 175,000        52,500           70,000     87,500    105,000    122,500
 200,000        60,000           80,000    100,000    120,000    140,000
 225,000        67,500           90,000    112,500    135,000    157,500
 250,000        75,000          100,000    125,000    150,000    175,000
 300,000        90,000          120,000    150,000    180,000    210,000
 400,000       120,000          160,000    200,000    240,000    280,000
 450,000       135,000          180,000    225,000    270,000    315,000
 500,000       150,000          200,000    250,000    300,000    350,000

Pursuant to the PCS Phosphate Plan and Phosphate Supplemental Plan, earnings are defined as the average base salary computed on the highest 60 months of service out of the last 120 consecutive months of service. The benefits available under the PCS Phosphate Plan and Phosphate Supplemental Plan are not subject to offset for other retirement benefits. As of December 31, 1996, the final average compensation for the purposes of the PCS Phosphate Plan and the Phosphate Supplemental Plan for Mr. Wright was $371,889. The estimated credited years of service at normal retirement age of 65 for Mr. Wright is 31 years.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

(i) Chief Executive Officer

The terms and conditions of Mr. Childers' employment with the Corporation are governed by an employment agreement, the current term of which expires June 30, 2001 and pursuant to which Mr. Childers shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Corporation until June 30, 1998 and thereafter as Chairman of the Board of Directors and as a special advisor to the Corporation to June 30, 2001. Pursuant to the agreement, Mr. Childers' salary compensation was $1,000,000 for the year ended December 31, 1996 and will be $1,100,000 for the year ended December 31, 1997, $550,000 for the period January 1, 1998 to June 30, 1998 and, thereafter, the annual amount of $300,000 until June 30, 2001. Mr. Childers' agreement provides for reimbursement to him on an annual basis of the amount by which income taxes payable in Canada exceed those which otherwise would have been payable in the United States.

The employment agreement for Mr. Childers provides for payment, upon termination without cause, of an amount equal to the amounts payable for the remaining term of the agreement. In the event of termination, for any reason, the Corporation will provide a comprehensive medical insurance plan for Mr. Childers equivalent to the medical plan currently in existence, which plan shall remain in effect for the lifetime of Mr. Childers. The Corporation will also pay reasonable moving expenses of Mr. Childers upon termination of the agreement for any reason, including expiry of the term. Pursuant to the agreement, in the event that the Corporation is sold, dissolved, merged or amalgamated, Mr. Childers shall retain his position on the same terms as in the agreement or, in the alternative, the Corporation shall compensate Mr. Childers in the same manner as provided for in the agreement.

The Board of Directors has recently authorized Mr. Childers' continuance as Chairman of the Board of Directors and Chief Executive Officer of the Corporation for an additional year beyond the June 30, 1998 date as specified in his employment agreement. The terms of such extension are to be determined and will be reflected in an amendment to the employment agreement when complete.

(ii) Change in Control Agreements

     Effective December 30, 1994, the Corporation, and where applicable, PCS Sales, entered into Change in Control Agreements with each of the Named Executive Officers, other than T.J. Wright. The initial term of each Change in Control Agreement is to December 31, 1997, subject to automatic renewal for successive one year terms until the employee reaches age 65 or unless either party gives notice of termination. A change in control of the Corporation will be deemed to have occurred if:

      a) there is a significant (50 percent or more) change in the Board within any two year period, not including replacement directors approved for nomination by the Board;

      b) there occurs an amalgamation, merger, consolidation, or other transaction whereby the control of the existing shareholders of the Corporation is diluted to less than 50 percent control of the surviving or consolidated entity;

      c) there occurs a significant (50 percent or more based on book value) sale or other disposition of the fixed assets of the Corporation within any twelve month period; or

      d) any party acquires 20 percent or more of the voting securities of the Corporation.

     Benefits pursuant to the Change in Control Agreements will be payable upon termination of the executive's employment within two years following a change in control. Termination of the executive's employment is defined to include the executive ceasing to be employed for any reason, including constructive dismissal, except by reason of death, disability, resignation or voluntary retirement, or dismissal for dishonest or wilful misconduct.

     The severance benefit entitlements upon termination of employment following a change in control of the Corporation are:

      a) a lump sum payment of three times the executive's base salary and average bonus for the last three years;

      b) a lump sum payment of the pro-rata target bonus for the short year in which termination occurs;

      c) immediate vesting and cash out of all outstanding LTIP awards;

      Payments to be made pursuant to the foregoing and relating to the employee's bonus may be deferred by the executive for up to three years or for such other period as may be permitted by the Income Tax Act (Canada);

      d) a credit of three additional years of service under the Supplemental Plan;

      e) three year continuation of medical, disability, and group term life insurance. These terminate, however, upon obtaining similar coverage from a new employer or upon commencement of retiree benefits;

      f) financial or outplacement counselling to a maximum of Cdn. $10,000.

     All outstanding non-exercisable options granted to the executive pursuant to the Corporation's stock option plan will become exercisable upon a change in control occurring. In the event no public market for the shares exists, the Corporation (or PCS Sales as the case may be) will compensate the executive for the value of his options on the basis of a share value approved by the shareholders of the Corporation upon a change in control, or, if no such value has been approved, then based upon the market value of the Shares when last publicly traded.

     For Mr. Childers and Mr. Doyle, there is provision for a "gross up" of payments to cover excise taxes if payable in respect of such benefits.

     For Mr. Childers, the following additional provisions apply to his Change in Control Agreement:

     a) termination of employment is defined to include, in addition to the matters set forth above, voluntary resignation in the thirteenth month following the month in which the change in control occurs;

     b) benefits are payable under the Change in Control Agreement only if the termination of employment occurs on or prior to June 30, 1997, in which case such benefits are in full satisfaction of any rights, whether at common law or under contract, which Mr. Childers might otherwise have on termination of employment;

     c) in addition to severance benefits set forth above, benefits payable under the Change in Control Agreement include the provision of a comprehensive medical insurance plan which shall remain in force for the lifetime of Mr. Childers.

(iii) Other

     The current severance policy of the Corporation for termination without cause, which is applicable to all salaried employees including the Named Executive Officers, is notice of impending termination, or payment of salary in lieu of notice, equivalent to one month for each complete year of service plus an additional two months. Such policy will be superseded by specific termination provisions contained in a written agreement.

     With respect to Mr. Doyle, a sum of $250,000 was paid on July 1, 1996 in respect of $50,000 per annum amounts which had accrued since July 1, 1991. Such payment was conditional upon Mr. Doyle remaining in the employ of the Corporation throughout such period.

     Prior to 1996, Mr. Wright contributed to a Deferred Compensation Plan. Pursuant to this plan, Texasgulf Inc. (now PCS Phosphate) and Mr. Wright entered into a Deferred Compensation Agreement dated August 30, 1985, as amended, under which a portion of the salary otherwise payable to Mr. Wright was irrevocably deferred and credited to an unfunded account which is payable in ten annual instalments beginning in the year following the year he retires or otherwise ceases to be an employee of PCS Phosphate. The unfunded account balance, $546,887 as at December 31, 1996, accumulates interest compounded quarterly at a rate equal to the quoted rate for 90-day unsecured commercial paper.


                             COMPENSATION COMMITTEE

Composition of the Compensation Committee

The following individuals served as members of the Compensation Committee during the fiscal year which ended on December 31, 1996.

Denis J. Cote (Chairman)
Donald E. Phillips
Daryl K. Seaman
Barrie A. Wigmore

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee") is, at present, composed of four directors who are neither officers nor former officers of the Corporation. The Committee is charged with formulating and making recommendations to the Board in respect of compensation issues relating to directors and senior officers of the Corporation. The Committee also makes recommendations regarding the Corporation's Stock Option Plans and administers its Short and Long-Term Incentive Plans, each in accordance with its terms. In addition, the Committee, in consultation with the Chief Executive Officer, considers and reports to the Board regarding corporate succession matters.

Executive compensation policies are designed with the objective of attracting and retaining qualified executives by providing compensation packages which are competitive within the market place and by compensating them in a manner which encourages individual performance consistent with shareholder expectations.

Salary

In 1995 the Corporation adopted a "broad band" salary system for senior executives (i.e. vice presidents and above, but not including the chief executive officer) of the Corporation. Under the broad band system a salary range is established by the Compensation Committee for each senior executive level after consultation with independent compensation consultants. Each individual's salary is set within the applicable range taking into account the individual's duties, performance and experience. Individual executive salaries are subject to approval by the Chief Executive Officer and the Compensation Committee of the Board of Directors.

Short-Term Incentive Compensation

The Corporation's Short-Term Incentive Plan is intended to aid in developing strong corporate management by providing financial incentives to key employees to meet or achieve objectives which contribute materially to the Corporation's success. The plan provides for incentive awards based on an individual's performance, position with the Corporation and the financial results of the Corporation. Ranges of incentive awards are established for each position, which awards are expressed as a percentage of annual salary. The actual percentage used in calculating the award is determined by the Corporation's return on equity in relation to a pre-established target, subject to adjustment based upon the individual's performance. Under the terms of the plan, generally no payments are made when the return on equity is less than 50% of the target set by the Board for that year. For senior executives, which include the Named Executive Officers, incentive awards range from 20% to 100% of salary depending upon actual return on equity as compared to target return on equity once the minimum threshold requirement has been met, all subject to a plus or minus 10% adjustment based on the Executive's performance.

Long-Term Incentive Compensation

The Corporation's Long-Term Incentive Plan, established in 1994 and amended December 15, 1995, is designed to retain high-potential, high-value employees, to recognize and reward their significant contributions to the long-term success of the Corporation, and to align their interests more closely with the shareholders of the Corporation. The plan provides for the discretionary grant of units to eligible employees effective January 1, 1994 and January 1 every three years thereafter and on such other dates as circumstances warrant. A maximum of 1,000,000 units may be granted pursuant to the Long-Term Incentive Plan. A unit is a notional amount equal to the market value of a common share of the Corporation. The units are divided equally into "part one" and "part two" units upon their grant. The number of units granted to an eligible employee is approximately three times the amount determined by dividing the employee's target award under the Short-Term Incentive Plan by the closing price of the shares on The Toronto Stock Exchange on the first day preceding the date of the grant of the units in which a board lot of shares was traded on such Exchange.

The units are redeemed for cash on the basis of their "market value" on a redemption date. The "market value" of a unit is the closing price of the shares on The Toronto Stock Exchange on the first day preceding the redemption date in which a board lot of shares was traded on such Exchange. Cash amounts payable under the plan to employees working in the United States, who receive salary in United States currency shall be converted to United States currency on the redemption date, based on the published exchange rate of the Bank of Canada in effect as of the close of business on the business day immediately preceding the redemption date, or such other basis as may be equitably determined by the Committee. Redemption dates are determined by the Committee in accordance with the terms of the plan. The redemption date for the part one units may not be later than the last day of the third calendar year following the calendar year of the grant of the units. As a matter of policy, the Committee has determined that part one units will be redeemed no later than the last day of the second calendar year following the calendar year of the grant of the units. One-third of the part two units must be redeemed on or before each of the first, second, and third anniversary of the grant of the units.

The number of part one units eligible to be redeemed on a redemption date is subject to adjustment based upon the performance of the Corporation and the employee, in accordance with criteria established by the Committee from time to time. The Committee may, on or before a redemption date for part one units, reduce or increase an employee's part one units by a maximum of 50%.

The interests of management are also tied to the interests of the Corporation's shareholders through the annual grant of options to executives and other key employees pursuant to the Corporation's Stock Option Plan - Officers and Key Employees. The options are granted at 100% of market value, become exercisable over two years (or earlier in the event of a "change of control" as defined in the plan) and expire after ten years. Options are granted having regard to the position in and contribution made to the Corporation by the individual involved. The aggregate number of Shares issuable pursuant to options granted under the Corporation's Stock Option Plan - Officers and Key Employees is 3,842,000. The number of options granted to an individual is a function of the individual's position within the Corporation and his or her ability to affect corporate performance.

In considering whether and how many options are to be granted the Committee considers the aggregate number of options outstanding and is also guided in such matters by applicable regulatory constraints.

In relative terms, greater emphasis within the compensation package is given to annual cash compensation (salary and short-term incentives) than to long-term incentives and options. However, each element of the package is designed to complement the others in enabling the Corporation to achieve the objectives of its compensation policies.

Chief Executive Officer Compensation

The terms and conditions of Mr. Childers' employment with the Corporation are governed by an employment agreement. Among other things, the agreement provides that, in addition to receiving an annual salary, Mr. Childers is entitled to participate in other compensation programs of general applicability to senior corporate management.

The Committee reviews annually the CEO's salary, any awards under the Short and Long-Term Incentive Plans and any grant of options under the Corporation's Stock Option Plan - Officers and Key Employees. The CEO's annual salary is determined primarily on the basis of the individual's performance and the performance of the Corporation. While no mathematical weighting formula exists, the Committee considers all factors which it deems relevant including the net income of the Corporation, the Corporation's share price, the duties and responsibilities of the CEO and current compensation levels. Awards pursuant to the Short and Long-Term Incentive Plans and under the Corporation's Stock Option Plan - Officers and Key Employees are made in accordance with the plans as outlined above.

Reference is also made to the compensation of chief executive officers of an appropriate comparable group of fertilizer producers and marketers selected by the Corporation. The comparison of Mr. Childers' compensation to the comparable group incorporates many factors including the relative size of the companies, their profitability and share price, the duties of the chief executive officer and any other extenuating or special circumstances.

Mr. Childers' compensation for 1996 as set forth in the Summary Compensation Table was determined in accordance with the foregoing.

Submitted on behalf of the Compensation Committee: Denis J. Cote, Donald E. Phillips, Daryl K. Seaman, and Barrie A. Wigmore.

                               PERFORMANCE GRAPHS

The following graph illustrates the Corporation's cumulative shareholder return, assuming reinvestment of dividends, by comparing a Cdn$100 investment in the Corporation's Shares at December 31, 1991 to the return on the TSE 300 Total Return Index.

                                                [graph]

                                                Dec-91    Dec-92     Dec-93    Dec-94    Dec-95   Dec-96

Potash Corporation of Saskatechewan Inc. -       $100      $125       $167      $244      $507     $621
TSE Listing
TSE 300                                          $100       $99       $131      $130      $149     $225


The following graph illustrates the Corporation's cumulative shareholder return, assuming reinvestment of dividends, by comparing a $100 investment in the Corporation's Shares at December 31, 1991 to the return on the Standard & Poor's 500 Index and the shareholder return of two peer groups of fertilizer producers and marketers selected by the Corporation. The "Self-selected Peer Group" represents the peer group used by the Corporation in the performance graph set forth in its 1996 proxy circular. The "New Peer Group" reflects certain modifications to the existing peer group and will be used in subsequent years by the Corporation.

                                                [graph]

                                                Dec-91    Dec-92     Dec-93    Dec-94    Dec-95   Dec-96

Potash Corporation of Saskatchewan Inc. -        $100      $116       $151      $205      $436     $530
NYSE Listing
Self-selected Peer Group                         $100       $83       $104      $109      $182     $187
New Peer Group                                   $100       $81       $105      $111      $166     $170
S&P 500(R)                                       $100      $108       $118      $120      $165     $203


The Self-selected Peer Group consists of:

COMPANY                                         SYMBOL
First Mississippi Corporation (1)                 FRM
Freeport McMoran Resource Partners LP             FRP
IMC Global Inc.                                   IGL
Terra Industries Inc.                             TRA
Vigoro Corporation (2)                            VGR

The New Peer Group consists of:

COMPANY                                         SYMBOL
Agrium Inc. * (beg. 6/30/93)                      AGU
Freeport McMoran Resource Partners LP             FRP
IMC Global Inc.                                   IGL
Mississippi Chemical Corp. (beg. 9/30/94)         GRO
Terra Industries Inc.                             TRA

*TSE Listing


(1) On December 24, 1996, Mississippi Chemical Corp. acquired the fertilizer assets of First Mississippi Corporation. The Self-selected Peer Group contains data for First Mississippi Corporation to this date.

(2) Vigoro Corporation was acquired by IMC Global Inc. on March 1, 1996. The Self-selected Peer Group contains data for Vigoro Corporation through December 31, 1995.

                           COMPENSATION OF DIRECTORS

Each director who is not also an officer or employee of the Corporation (an "outside director") receives from the Corporation an annual retainer of $20,000, a per diem fee of $1,000 for meetings he or she attends and a travel fee of $500 per day where travel is required on a day or days on which a meeting does not occur. Outside directors receive an additional $2,500 per year, if a chairman of a Board committee. Each outside director who is a member of a Board committee receives a per diem fee of $1,000 for meetings he or she attends, provided such meetings are not held the same day as a Board meeting. Outside directors are also reimbursed for expenses incurred in discharging their responsibilities.

On November 7, 1996, the Board approved amendments to the Stock Option Incentive Plan - Unaffiliated Directors (the "Directors' Stock Option Plan") and at the same meeting granted options to purchase 3,000 Shares to each of the 13 outside directors of the Corporation. Such options have an exercise price equal to the fair market value of the Shares at the time the options were granted (Cdn. $94.75 per Share for non-U.S. resident directors and $71 for U.S. resident directors, respectively), become exercisable over two years (or earlier in the event of a change in control of the Corporation as defined) and expire ten years after the date on which they were granted.


                              CORPORATE GOVERNANCE

This statement of corporate governance is made pursuant to the requirements of The Toronto Stock Exchange and the Montreal Exchange relating to disclosure of corporate governance practices. Reference is also made to the guidelines for improved corporate governance in Canada ("Guidelines") contained in the December 1994 report of The Toronto Stock Exchange Committee on Corporate Governance in Canada.

MANDATE OF THE BOARD

The Board has the duty to direct the management of the business and affairs of the Corporation pursuant to the powers vested in it by The Business Corporations Act (Saskatchewan) and by the articles and bylaws of the Corporation, and in accordance with obligations imposed by law.

In furtherance of the discharge of such duties and obligations, the Board holds six regularly scheduled meetings annually and additional meetings to consider particular issues as required. In 1996 the Board held 8 meetings.

The Board, either directly or through its committees, is called upon to:

     (i) approve the Corporation's annual operating and capital budgets, all material acquisitions and divestitures and the scope of its business activities;

     (ii) ensure that appropriate systems are in place to manage the Corporation's principal business risks, including financial, environmental, and regulatory risks;

     (iii) monitor and approve succession planning and appointment and remuneration of senior management;

     (iv) monitor and assess the integrity of the Corporation's internal controls and management information systems; and

     (v) establish a communications policy.

BOARD COMPOSITION

As of February 28, 1997 fifteen directors comprised the Board. Of that number thirteen were non-management or outside directors (a director that is not an officer or employee of the Corporation) and twelve were unrelated directors (a director free from any relationship with the Corporation which could materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than arising from shareholding). In determining whether directors were related or unrelated the Board applied the test set forth in the Guidelines.

As of February 28, 1997 the Corporation did not have a significant shareholder as defined in the Guidelines.

The Board has considered its size and has concluded that it functions effectively in discharging its obligations both through Board and Committee meetings.

INDEPENDENT BOARD ACTION

At present the Chairman of the Board is also the Chief Executive Officer of the Corporation.

The Board, with thirteen outside directors, twelve of whom are unrelated directors, can and does function independently of management. There are four committees of the Board, each of which plays a significant role in the discharge of the Board's duties and obligations. Each committee is composed wholly of outside directors, except the Executive Committee which is chaired by the Chief Executive Officer. Each Committee may, if and when considered appropriate by it to do so, retain the services of outside advisers. The Board has implemented a procedure for the Executive Committee to authorize a director to engage an outside adviser at the Corporation's expense in appropriate circumstances. In addition, the Board has met, and may meet in the future, without management present, as circumstances require.

COMMITTEES

(i) Executive Committee

The Executive Committee is composed of five directors, one of whom is, in accordance with the bylaws of the Corporation, the Chief Executive Officer. Of the other four committee members, all are outside directors and three are unrelated directors. Between meetings of the Board it has, with certain exceptions, all the powers vested in the Board. In addition, the Executive Committee nominates candidates for directorship of the Corporation. It has responsibility for corporate governance issues.

(ii) Audit Committee

The Audit Committee is composed of three unrelated directors. The committee meets with the Corporation's financial management personnel, internal auditor and external auditor at least once each quarter to review the Corporation's financial reporting practices and procedures and authorize the release of unaudited quarterly financial statements, and reviews the Corporation's annual financial statements prior to their submission to the Board for approval. The committee also recommends to the Board the external auditors to be proposed to the shareholders for appointment at the annual meeting of shareholders.

(iii) Compensation Committee

The Compensation Committee is composed of four unrelated directors. This committee formulates and makes recommendations to the Board in respect of compensation issues relating to directors and senior management of the Corporation and in respect of corporate salary and benefits policy. It reviews and approves, on an annual basis, the Corporation's salary administration program. It is responsible for the annual report on executive compensation. The committee, in consultation with the Chief Executive Officer, considers and reports to the Board regarding corporate succession matters.

(iv) Environmental Affairs Committee

The Environmental Affairs Committee is composed of three unrelated directors. The committee works to ensure that the Corporation's commitment to the protection of the environment is fulfilled. It routinely receives environmental audit reports for review and discussion with senior management and monitors environmental issues in other areas of corporate activity such as off-site transportation, distribution and storage of product. The committee reviews and discusses with management potential changes to regulatory requirements and to corporate environmental policy.

DECISIONS REQUIRING BOARD APPROVAL

The Board is responsible for all decisions relating to the Corporation which, by law, cannot be delegated to Board committees or management.

The Board reviews and approves, among other things, the Corporation's annual budget, unbudgeted capital expenditures which exceed one million dollars (Cdn), debt and equity financing, changes to capital structure, material acquisitions and divestitures, appointment and remuneration of the chief executive officer, directors to be proposed for election at the Corporation's annual meeting, and any other matter which is of material significance to the Corporation.

DIRECTOR RECRUITMENT AND BOARD EFFECTIVENESS

The Executive Committee acts as the nominating committee of the Board. When vacancies occur, the chairman of the committee (who is, at present, the Chief Executive Officer) discusses with and seeks advice from committee members regarding potential candidates. Upon the Executive Committee reaching a consensus, Board approval of the proposed nominee is sought. The Corporation's nominating process recognizes the importance of input from the Chief Executive Officer regarding nominations, while leaving the ultimate decision to the Board acting on the advice of the Executive Committee.

The Board has not established any formal measures for assessing Board, Committee and individual director effectiveness.

SHAREHOLDER COMMUNICATION

The Corporation's shareholder communications policy is one of timely public dissemination of material information. Shareholder questions, comments and concerns may be made to the Corporation's Investor Relations Department, to the Corporate Secretary, or to the Corporation's transfer agent.

BOARD'S EXPECTATIONS OF MANAGEMENT

Management of the Corporation is expected to perform the following functions:

     (i) provide timely accurate reports to the Board on the business and affairs of the Corporation and on matters of material significance to the Corporation;

     (ii) conduct an annual budgeting process and monitor the Corporation's performance as compared to the annual budget approved by the Board;

     (iii) make such decisions and take, on a timely basis, such actions as are necessary for the Corporation to discharge its obligations and meet applicable requirements, while seeking to enhance shareholder value; and

     (iv) review on an ongoing basis the Corporation's strategies and their implementation in all key areas of the Corporation's activities.

                            APPOINTMENT OF AUDITORS

Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche, the present auditors, as auditors of the Corporation to hold office until the next annual meeting of shareholders, unless the shareholder signing such proxy specifies otherwise. The affirmative vote of a majority of Shares voted on such matter is required to reappoint the firm of Deloitte & Touche, as auditors of the Corporation. A representative of Deloitte & Touche is expected to attend the Meeting. At that time the representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

                            MANNER OF VOTING PROXIES

Proxies solicited hereby will be voted or withheld from voting on the election of directors and voted for or against or withheld from voting on the appointment of auditors in accordance with any specifications made on the proxy. In the absence of any such specification, such proxies will be voted for the election of the directors and the appointment of the auditors specified in this proxy circular.

The Board knows of no matters to come before the Meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matters which are not now known to the Board should properly come before the Meeting or any adjournment thereof, or if amendments or variations to the matters referred to in the Notice of Annual Meeting are presented for action at the Meeting or any adjournment thereof, the proxies will be voted on such matters, amendments or variations in accordance with the best judgement of the person voting the proxy which confers such discretionary authority.


                                    GENERAL

Proposals of shareholders intended to be presented at the Corporation's annual meeting of shareholders in 1998 and which such shareholders are entitled to request be included in the management proxy circular for that meeting must be received at the Corporation's principal executive offices not later than February 6, 1998 under The Business Corporations Act (Saskatchewan) and not later than November 26, 1997 under the U.S. Securities Exchange Act of 1934.

In respect of matters to be voted on at the Meeting, where a broker may not be permitted to vote Shares held in street name in the absence of instructions from the beneficial owner of the Shares, such Shares will be considered not entitled to vote, although such Shares and Shares for which the holders abstain from voting will count for purposes of determining the presence of a quorum.

Copies of the Corporation's most recent Form 10-K together with any document incorporated by reference therein, the most recent annual financial statements together with the accompanying report of the auditor, and any interim financial statements filed subsequent to the filing of the most recent annual financial statements may be obtained on request from the Secretary of the Corporation.

The contents and the sending of this management proxy circular have been approved by the Board.







     /s/ JOHN HAMPTON
     -------------------------------
     JOHN L.M. HAMPTON
     SECRETARY
     March 26, 1997

                                     [LOGO]

Proxy

                    POTASH CORPORATION OF SASKATCHEWAN INC.
                                     [LOGO]


For use at the annual meeting of shareholders TO BE HELD on May 8, 1997.

This proxy is solicited on behalf of the Board of Directors of the Corporation.

The undersigned holder of common shares ("Shares") of Potash Corporation of Saskatchewan Inc. (the "Corporation") hereby appoints Charles E. Childers, Chairman, Chief Executive Officer and President, or failing him, Barry E. Humphreys, Senior Vice President, Finance and Treasurer, or failing him, John L.M. Hampton, Senior Vice President, General Counsel and Secretary, or instead of any of the foregoing,

_____________________________________________, as proxy for the undersigned to attend, vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Corporation to be held at the Ramada Hotel, 1st Avenue and 22nd Street, Saskatoon, Saskatchewan, Canada on Thursday, the 8th day of May, 1997 (the "Meeting") at 10:30 a.m., and at any adjournments thereof, and hereby revokes any proxy previously given by the undersigned.



1. A shareholder has the right to appoint a person, who need not be a shareholder, to represent him and to attend and act on his behalf at the Meeting, other than the nominees designated above, and may exercise such right by inserting the name of his nominee in the space provided above for that purpose.

2. The Shares represented by this proxy will be voted in accordance with any choice specified in this proxy. If no specification is made, the persons named above will vote such Shares for the election of the directors named in this proxy and for the appointment of Deloitte & Touche as auditors of the Corporation.

3. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Corporation.

Without limiting the general powers hereby conferred, the Shares represented by this proxy are to be:


1.   [ ]   VOTED FOR the election as directors of all nominees listed below
           (except as marked to the contrary below), or

     [ ]   WITHHELD FROM VOTING  for all nominees listed below.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

I. Anderson     W.J. Doyle    D.E. Phillips     J.G. Vicq
D.J. Bourne     W.Z. Estey    P.J. Schoenhals   B.A. Wigmore
C.E. Childers   D. Howe       D.K. Seaman       P.S. Wise
D.J. Cote       J.F. Lardner  E.R. Stromberg

2. Voted FOR [ ], or AGAINST [ ], or WITHHELD FROM VOTING [ ] on, the appointment of Deloitte & Touche as auditors of the Corporation.


Dated the _______________ day of __________________________________, 1997.


_________________________________________________________________________
Name of Shareholder (please print)

_________________________________________________________________________
Signature of Shareholder